Exhibit 10.84

May 14, 2004

Thomas R. Kassberg

[Address]

Re:                               Employment with InterMune, Inc.

Dear Tom:

On behalf of InterMune, Inc., I am pleased to extend to you this official offer of employment with InterMune as Senior Vice President, Business Development, reporting to the Chief Executive Officer, beginning on August 2, 2004. Your position is a full-time position.

Your employment is subject to proof of your legal right to work in the United States, and to your completing the INS Employment Eligibility Verification Form I-9.  Your employment also is subject to successful verification of your professional and character references, and to our standard pre-employment process, which includes completion of an employment application.

Compensation

If you accept this offer and begin employment, you will receive an initial base salary of  $20,000.00 per month (equivalent to $240,000 per year), paid on a semi-monthly basis on our regular paydays.  Deductions required by law or authorized by you will be taken from each paycheck.

You also will receive a sign-on bonus of $50,000, with $25,000 payable 30 days after you begin employment and $25,000 payable at the end of your first six months of employment, provided you continue to be an InterMune employee at that time, and upon your achievement of certain performance-related objectives to be mutually agreed upon by you and InterMune’s Chief Executive Officer.

You also will be eligible for an annual cash bonus at the discretion of InterMune senior management based on your and the InterMune’s year-end performance.  For 2004, your target bonus will be 35% of your base salary, or $84,000, which may be prorated to your start date.

In addition, subject to approval by the Compensation Committee of the InterMune Board of Directors, you will receive a grant of an option to purchase 80,000 shares of InterMune common stock.  Your option will begin vesting on your first date of employment, with one-quarter of the option (20,000 shares) vesting on your first anniversary date and the remaining 60,000 vesting in equal increments of 1,667 shares per month for the 36 months thereafter, provided you continue to be an InterMune employee throughout that period.  The exercise price of your option will be the NASDAQ closing price of InterMune common stock on the last business day before you begin your InterMune employment.

Employee Benefits

As a full-time employee, you will be eligible for paid time-off benefits, such as sick leave and holidays, in accordance with our policies for similarly situated employees.  You also will be eligible to participate in InterMune’s employee benefit plans, in accordance with the terms and eligibility requirements of those plans.  Currently, InterMune maintains group health insurance, vision and dental plans; a long-term disability plan; a Flexible Spending Account plan; a group Life Insurance and AD&D plan; a 401(k) savings plan, and an Employee Stock Purchase Plan.

InterMune reserves the right to modify, amend or discontinue any benefit plan at any time, in its sole discretion.  You may receive such other benefits as we many determine from time to time, in our sole discretion.

Other Terms and Conditions of Employment

Employment with InterMune is at will.  “Employment at will” means that you are free to resign from your employment at any time, for any reason or no reason, with or without cause and with or without notice.  Similarly, InterMune may terminate your employment at any time for any legal reason, with or without cause and with or without notice.  By accepting this offer of employment, you agree that your employment is at will, and acknowledge that no one, other than the Chief Executive Officer of InterMune, has the authority to promise you anything to the contrary.  Any such agreement must be in writing and signed by both you and the Chief Executive Officer of InterMune to be effective.

We believe that your employment with InterMune requires a full-time commitment.  Employment with any other entity, or for yourself in competition with InterMune, is not permitted.

During the course of your employment, you may create, develop or have access to confidential information belonging to InterMune, including trade secrets and proprietary information, such as clinical and other scientific data, customer information, business plans, marketing plans, unpublished financial information, software, source codes, and personnel information.  You agree that as a condition of your employment with InterMune, you will sign and comply with the enclosed InterMune Proprietary Information and Inventions Agreement, which contains certain commitments regarding confidentiality. By accepting employment with InterMune, you also agree to keep all InterMune information strictly confidential, and not to use it or disclose it to any person or entity, except as is necessary in the ordinary course of performing your work.  Similarly, you agree to act in accordance with any valid non-disclosure agreements to which you may be subject.  You further acknowledge that your obligation to protect our confidential information from disclosure exists both during your employment and after it ends.  You also agree that at the termination of your employment, for any reason, you will return to us all copies (including electronic copies) of any documents or other materials you have that refer to or contain InterMune’s confidential information, including notebooks, manuals, letters and customer lists.

You also agree, if you accept this offer of employment, that for a period of two years after your employment ends, you will not solicit any InterMune employee to leave his or her employment with InterMune in order to begin employment or a consulting or independent contractor relationship with any company or business in actual or potential competition with InterMune.

The terms described in this letter replace all prior agreements, understandings, and promises between InterMune and you concerning the terms and conditions of your employment with InterMune.  Any modification of this agreement will be effective only if it is in writing and is signed by both you and the Chief Executive Officer of InterMune.

Tom, I am pleased to extend this offer of employment to you, and hope that your association with InterMune will be successful and rewarding.  Please indicate your acceptance of this offer by signing this letter below and returning the letter as soon as possible.   A copy of the letter is enclosed for your records.

Sincerely,

InterMune, Inc.

/s/ Howard Simon

By:	Howard Simon
Senior Vice President, Human Resources

I understand and agree to the foregoing terms and conditions of employment with InterMune, Inc.

/s/ Thomas Kassberg
Thomas Kassberg

5/18/04	/	8/2/04
Date		Start Date